EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors

ATX Group Inc.

We consent to the inclusion herein of our report dated February 24, 2004, with respect to the balance sheets of Vodafone Passo GmbH as of March 31, 2003 and 2002, and the related statements of operations, shareholder’s equity, and cash flows for the years then ended and to the references to our firm under the headings “Experts” in the prospectus.

Düsseldorf, Germany

March 4, 2004

KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

/s/ Haas Wirtschaftsprufer	/s/ Niessen Wirtschaftspruferin

Haas Wirtschaftsprufer	Niessen Wirtschaftspruferin